Exhibit 10.3

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”) is entered into effective as of January 1, 2013 (the “Effective Date”), by and between Stewart Information Services Corp. (the “Company”), and Steven M. Lessack (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed with the Company and previously entered into an Employment Agreement with the Company as of January 1, 2012 (“Effective Date”); and

WHEREAS, Executive and the Company have agreed to amend the Agreement to provide for a change in the Executive’s entitlement of certain payments, including (Short Term Incentive Plan), as specified and defined in the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the Executive and the Company, intending to be legally bound, hereby agree as follows:

Section 2.2.1. Short Term Incentives, in the Employment Agreement shall be amended and superseded by the following Section 2.2.1.:

“2.2.1. Short Term Incentives. The Executive shall be eligible to receive an annual short term incentive cash payment, the incentive plan to be determined by the Board in its sole discretion. The terms of the short term incentive plan (“STI Plan”) are set out in Exhibit A hereto, which is incorporated herein for all purposes. The terms and conditions of the STI Plan are subject to change from year to year. The payment made pursuant to this Section 2.2.1 shall be paid to the Executive in the succeeding year for which it is earned and shall be paid by March 31 of such year. The Executive must be actually employed on the date that any short term incentive plan payment is made in order to be eligible and entitled to any such short term incentive plan payment, except as otherwise set forth in this Agreement.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

By: /s/ Steven M. Lessack

Date: August 25, 2013

Name: Steven M. Lessack
Title: Group President, International Operations

COMPANY

Stewart Information Services Corp.

By: /s/ Matthew W. Morris

Date: August 23, 2013

Name: Matthew W. Morris
Title: Chief Executive Officer

EXHIBIT A

ANNUAL SHORT TERM INCENTIVE PLAN

(“STI PLAN”)

Executive shall be eligible to participate in the Company’s Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”). The STI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion.

Payout amount will be determined by the attainment towards metrics which are both specific to your position as well as reflective of corporate performance.

As part of its analysis, the Board shall consider the following targets in determining the amount of the STI payment to the Executive:

Short Term Incentive (STI)
Target Payout:	60% of Base Pay			240,000
Maximum Target Payout:	200% of Target			480,000
Metrics Used to Determine STI	Maximum	Target	Threshold	Weighting
Corporate Performance
Corporate EBITDA Improvement	10.00%	0.00%	-10.00%	20%
Corporate Modified Return on Equity	5.00%	4.70%	4.10%	16%
Corporate Relative Total Shareholder Return (TSR) Performance	80.00%	50.00%	30.00%	4%
Operational Performance
Net Operating Revenue	5.00%	0.00%	-5.00%	30%
Modified EBITDA Margin	45.00%	42.00%	40.00%	22%
Policy Loss Ratio	25.00%	26.00%	27.00%	8%

STI will be delivered as a cash bonus, paid annually after the conclusion of the fiscal year, before the end of the first quarter of the succeeding year. STI payout is expressed as a percentage of your base pay.

Target Annual STI payout is the equivalent of 60% of your base pay.

Maximum Annual STI payout is the equivalent of 200% of your target payout.

Specific terms and calculations related to the Short Term Incentive (STI) Plan

The following terms are in relation to our global STI Plan. Individual metrics may or may not apply to your specific agreement.

Periodically, components of metrics may be adjusted, which may impact comparability between measurement periods. In such cases, prior period components of metrics will be restated to conform to current measurements.

Term/Calculation	Definition
Base Pay	This is the annual base salary.

Budget Attainment	Budget Attainment metric measures the variance between actual expenses and budget expenses for service center executives. The variance is expressed as a percent variance. The metric is calculated by taking the actual annual expenses minus the budgeted annual expenses. The difference is then divided by the budgeted annual expenses. Payout for this metric is based on variance percentage.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.

Corporate	Corporate is the same as Company.

Corporate Performance	Corporate Performance is the set of metrics for the Company.

Cost Control Initiative	Cost Control Initiative metric is specific goals established for each service center executive. This metric is measured by determining how much of the annual goals were completed on a percentage basis. Payout for this metric is based on completion percentage.

Customer Service Index	Customer Service Index metric is an internal survey conducted at least annually. The initial benchmark is the survey completed in first half of 2012. A subsequent survey is then measured against the benchmark. The metric is calculated by taking the subsequent survey score minus the benchmark survey score. The difference is then divided by the benchmark survey score. Payout for this metric is based on percent improvement.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record. Payout for this metric is based on percent improvement.

Term/Calculation	Definition

Employee Costs	Employee Costs is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes salaries, bonuses, commissions, payroll taxes, group insurance, profit sharing and other employee costs. The source of data is the System of Record.

Employee Costs Ratio	Employee Costs Ratio metric is calculated by dividing the Employee Costs by Operating Revenues. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Investment and Other Gains (Losses) – Net	Investment and Other Gains (Losses) – Net is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, realized earnings (losses) from the sale of various types of financial and non-financial instruments; sale of subsidiaries, equity basis investments, and cost-basis investments; impairment of equity and cost-basis investments; and other types of non-operating transactions. The source of data is the System of Record.

Investment Income	Investment Income is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, interest income, dividends, royalties and certain rental income less any fees incurred from investments. The source of data is the System of Record.

Maximum (Performance Level)	See Performance Level.

Maximum Target Payout	The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the STI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Modified Average Shareholders’ Equity	Modified Average Shareholders’ Equity is calculated by subtracting cumulative other comprehensive income and noncontrolling interest from shareholders’ equity. This calculation is done as of the beginning of the year and the end of the year. The average is then calculated by adding the beginning of the year and ending of the year calculations and then dividing by two.

Term/Calculation	Definition

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA)	The Modified EBITDA metric is calculated by subtracting Investment Income, Investment and Other Gains (Losses) – Net, Title Losses and Related Claims, Premium Taxes and other unique or unusual items including, but not limited to, certain claims exceeding $1.0 million as determined by the Board of Directors of the Company, from EBITDA. The Modified EBITDA excludes Modified EBITDA reported by Stewart Title of Latin America and Stewart Title Guaranty de Mexico. The source of data is the System of Record. Payout for this metric is based on percent improvement.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin (Modified EBITDA Margin)	Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin metric is calculated by dividing Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA) by Operating Revenues. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Modified Net Earnings Attributable to Company	Modified Net Earnings Attributable to Company is calculated by subtracting certain items including, but not limited to, certain unusual income tax expense or benefit as determined by the Board of Directors of the Company from Net Earnings Attributable to Company. The source of data is the System of Record.

Modified Return on Equity (Modified ROE)	Modified Return on Equity metric is calculated by dividing Modified Net Earnings Attributable to Company by Modified Average Shareholders’ Equity. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

National Production Services (NPS) Expenses Ratio	National Production Services (NPS) Expenses Ratio metric is calculated by dividing NPS expenses by the sum of (1) Operating Revenues less the Company’s portion of earnings from equity investees from the Direct Operations Segment and (2) external Operating Revenues less the Company’s portion of earnings from equity investees from NPS. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Term/Calculation	Definition

Operating Revenues	Operating Revenues is calculated by deducting Investment Income and Investment and Other Gains (Losses) – Net from total gross revenues. Depending on the metric, operating revenue may be reported in local currency or USD (United States Dollar). The Operating Revenue improvement metric is the aggregation of operating revenues reported in local currency. Modified EBITDA Margin metric utilizes Operating Revenues reported in USD. The Company’s portion of earnings from equity investees is included in the calculation unless explicitly excluded. The source of data for local currency is from International Operations accounting and reporting systems. The source of data for USD is the System of Record.

Operational Performance	Operational Performance is the set of metrics for an executives’ area of management.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold (50%), Target (100%) and Maximum (200%).

Policy Loss Ratio	Policy Loss Ratio metric is calculated by dividing Title Losses and Related Claims by Title Insurance Revenues from Direct Operations and Agency Operations. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Premium Remittance Per Agency Ratio	Premium Remittance Per Agency Ratio metric is calculated by dividing premium revenues remitted by active independent agencies by the number of active independent agencies and excludes agencies who are zero dollar premium remitters. The source of the data is STNET, which is the primary source for policy remittances, along with the number of agencies. Payout for this metric is based on percent improvement.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.

Target (Performance Level)	See Performance Level.

Target Payout	Target Payout is the annual cash bonus that can be earned and paid under the STI. Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.

Term/Calculation	Definition

Title Insurance Revenues	Title Insurance Revenues are revenues earned from title insurance and escrow and other related fees. The source of data is the System of Record.

Title Losses and Related Claims	Title Losses and Related Claims is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that is defined in the Company’s Annual Report filed with the Securities Exchange Commission on the Form 10-K. The source of data is the System of Record.

Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.

Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking metric is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index. The source of data is Bloomberg, which is provided by Vaughn Nelson, the Company’s investment portfolio manager. Payout for this metric is based on percentile ranking.

Weighting	Weighting is a calculation that applies a percentage to each metric. The aggregation of the percentages is 100%.